Exhibit 99

SYPRIS REPORTS FIRST QUARTER RESULTS

Revenue Increases Sequentially on Improved Industrial Sales

Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its first quarter ended March 31, 2013.

HIGHLIGHTS

  Revenue for the Company increased 16% sequentially to $78.4 million, up from $67.5 million for the fourth quarter of 2012.
  Revenue for the Industrial Group increased 28% sequentially to $71.1 million, up from $55.5 million for the fourth quarter of 2012.
  Gross profit for the Industrial Group increased 45% to $8.1 million, up from $5.6 million for the fourth quarter of 2012.
  Revenue and gross profit for the Electronics Group declined sequentially to $7.3 million and breakeven, respectively, reflecting the impact of sequestration and other Defense related spending delays.
  In conjunction with the decline in quarterly revenue, the Electronics Group recorded a non-cash charge of $6.9 million, or $0.36 per share, to recognize an impairment of goodwill.

The Company reported revenue of $78.4 million for the first quarter compared to $67.5 million for the fourth quarter of 2012 and $96.5 million for the first quarter of last year. Additionally, the Company reported a net loss of $6.5 million, or $0.34 per share, as compared to a net loss of $0.9 million, or $0.05 per share, for the fourth quarter of 2012 and compared to net income of $5.3 million, or $0.27 per diluted share, for the prior year comparable period. The results for the first quarter of 2013 included a $6.9 million, or $0.36 per share, non-cash impairment of goodwill.

“Our Industrial Group responded well to the rebound in demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “We now expect the commercial vehicle market to continue to recover during the course of 2013, as OEMs focus on the introduction of the new model year vehicles and engine technologies that offer far greater fuel efficiency than previous models. In addition, with an estimated 70% of the vehicles on the road today being in excess of eight years of age, the replacement cycle is expected to support current levels of demand for an extended period of time.”

“Our Aerospace and Defense business continues to be affected by budgetary and funding uncertainties within the U.S. Department of Defense that are not expected to be eliminated in the near term. For the longer term, we are continuing to pursue strategic investments in new products and programs to further improve the growth and profitability of our business portfolio, with a specific emphasis on trusted solutions for identity management, cryptographic key distribution and cyber analytics.”

The consolidated loss from continuing operations for the first quarter ended March 31, 2013 included a gain of $1.7 million on the sale of idle assets and a foreign currency related loss of $0.6 million, while income from continuing operations for the first quarter of the prior year included a gain of $2.6 million on the sale of idle assets and a foreign currency related loss of $0.6 million.

The Industrial Group

Revenue for our Industrial Group was $71.1 million in the first quarter compared to $55.5 million for the fourth quarter of 2012 and $82.5 million for the first quarter of last year. Gross profit for the quarter was $8.1 million, or 11.4% of revenue, compared to $5.6 million, or 10.1% of revenue for the fourth quarter of 2012 and $9.9 million, or 12.0% of revenue for the first quarter of 2012.

The Electronics Group

Revenue for our Electronics Group was $7.3 million in the first quarter compared to $12.0 million for the fourth quarter of 2012 and $13.9 million in the first quarter of last year, reflecting a number of factors including budgetary and funding uncertainties within the U.S. Department of Defense. Gross profit for the quarter was breakeven, compared to a profit of $3.1 million, or 25.6% of revenue for the fourth quarter of 2012 and $2.6 million, or 18.6% of revenue for the same period in 2012, primarily reflecting the lower sales volume and change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution of our business. We expect recent investments in production cells and automation by our Industrial Group to contribute to further margin expansion going forward once volumes return to full replacement levels later this year. Our Electronics Group will continue to face near-term revenue challenges that we expect to be ongoing until the outlook for defense spending is clarified and authorized.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include the following: declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; our ability to successfully develop, launch or sustain new products and programs within the Electronics Group especially in new market segments and technologies; dependence on, recruitment or retention of key employees; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the costs of compliance with our auditing, regulatory or contractual obligations; potential impairments, non-recoverability or write-offs of assets or deferred costs; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; potential weaknesses in internal controls over financial reporting and enterprise risk management; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; potential liabilities associated with discontinued operations; fees, costs or other dilutive effects of refinancing, or compliance with covenants; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; disputes or litigation involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of debt, equity capital, or insurance; cost and availability of raw materials such as steel, component parts, natural gas or utilities; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding goodwill impairment charge per share, which is a non-GAAP financial measure.

This non-GAAP measure should not be considered a substitute for our reported results prepared in accordance with GAAP.

GOODWILL IMPAIRMENT CHARGE PER SHARE
(in thousands, except for per share data)

Three Months
Ended
March 31,
2013
(Unaudited)
Impairment of goodwill	$6,900
Weighted average shares outstanding	19,151
Goodwill impairment charge per share	$(0.36)

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,
	2013	2012
	(Unaudited)
Revenue	$78,411	$96,463
Net (loss) income	$(6,459)	$5,288
Basic (loss) income per common share:
Continuing operations	$(0.34)	$0.28
Discontinued operations	-	(0.01)
Net (loss) income per share	$(0.34)	$0.27
Diluted (loss) income per common share:
Continuing operations	$(0.34)	$0.28
Discontinued operations	-	(0.01)
Net (loss) income per share	$(0.34)	$0.27
Weighted average shares outstanding:
Basic	19,151	18,938
Diluted	19,151	19,148

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months ended
	March 31,	April 1,
	2013	2012
	(Unaudited)
Net revenue:
Industrial Group	$71,149	$82,522
Electronics Group	7,262	13,941
Total net revenue	78,411	96,463
Cost of sales:
Industrial Group	63,039	72,600
Electronics Group	7,296	11,349
Total cost of sales	70,335	83,949
Gross profit (loss):
Industrial Group	8,110	9,922
Electronics Group	(34)	2,592
Total gross profit	8,076	12,514
Selling, general and administrative	7,158	7,595
Research and development	877	394
Amortization of intangible assets	22	22
Impairment of goodwill	6,900	-
Operating (loss) income	(6,881)	4,503
Interest expense, net	146	117
Other (income), net	(1,195)	(2,074)
(Loss) income from continuing operations before taxes	(5,832)	6,460
Income tax expense, net	627	949
(Loss) income from continuing operations	(6,459)	5,511
Loss from discontinued operations, net of tax	-	(223)
Net (loss) income	$(6,459)	$5,288
Basic (loss) income per share:
(Loss) income per share from continuing operations	$(0.34)	$0.28
Loss per share from discontinued operations	-	(0.01)
Net (loss) income per share	$(0.34)	$0.27
Diluted (loss) income per share:
(Loss) income per share from continuing operations	$(0.34)	$0.28
Loss per share from discontinued operations	-	(0.01)
Net (loss) income per share	$(0.34)	$0.27
Dividends declared per common share	$0.02	$0.02
Weighted average shares outstanding:
Basic	19,151	18,938
Diluted	19,151	19,148

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,488	$18,664
Accounts receivable, net	52,855	38,530
Inventory, net	36,477	33,958
Other current assets	4,759	4,946
Total current assets	112,579	96,098
Property, plant and equipment, net	51,188	53,050
Goodwill	-	6,900
Other assets	5,038	4,920
Total assets	$168,805	$160,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,565	$36,267
Accrued liabilities	21,518	21,988
Total current liabilities	75,083	58,255
Long-term debt	17,500	19,000
Other liabilities	18,490	20,780
Total liabilities	111,073	98,035
Stockholders’ equity:

Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,082,204 shares issued and 20,005,839 outstanding in 2013 and 20,190,116 shares issued and 20,155,268 outstanding in 2012	201	202
Additional paid-in capital	149,514	149,576
Retained deficit	(72,136)	(65,282)
Accumulated other comprehensive loss	(19,846)	(21,562)
Treasury stock, 76,365 and 34,848 shares in 2013 and 2012, respectively	(1)	(1)
Total stockholders’ equity	57,732	62,933
Total liabilities and stockholders’ equity	$168,805	$160,968

Note: The balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended

	March 31,	April 1,
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(6,459)	$5,288
Loss from discontinued operations	-	(223)
(Loss) income from continuing operations	(6,459)	5,511
Adjustments to reconcile net (loss) income to net cash
provided by (used in) operating activities:
Depreciation and amortization	3,073	3,073
Stock-based compensation expense	388	439
Deferred revenue recognized	(2,000)	(1,973)
Deferred loan costs recognized	19	19
Gain on the sale of assets	(1,665)	(2,612)
Provision for excess and obsolete inventory	280	409
Goodwill impairment	6,900	-
Other noncash items	812	901
Contributions to pension plans	(11)	(446)
Changes in operating assets and liabilities:
Accounts receivable	(14,344)	(17,719)
Inventory	(2,799)	(5,649)
Prepaid expenses and other assets	202	(554)
Accounts payable	17,545	12,193
Accrued and other liabilities	(1,362)	5,928
Net cash provided by (used in) operating activities	579	(480)
Cash flows from investing activities:
Capital expenditures	(945)	(1,444)
Proceeds from sale of assets	2,141	4,481
Other	-	(90)
Net cash provided by investing activities	1,196	2,947
Cash flows from financing activities:
Net payments on Credit Facility	(1,500)	(1,000)
Common stock repurchases	-	(11)
Indirect repurchase of shares for minimum statutory tax withholdings	(451)	(457)
Net cash used in financing activities	(1,951)	(1,468)
Net (decrease) increase in cash and cash equivalents	(176)	999
Cash and cash equivalents at beginning of period	18,664	18,173
Cash and cash equivalents at end of period	$18,488	$19,172

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer